Exhibit 3.1

ARTICLES OF INCORPORATION OF AMERICAN SHARED HOSPITAL SERVICES

KNOW ALL MEN BY THESE PRESENTS:

That each of the undersigned hereby voluntarily executes these Articles of Incorporation for the purpose of forming a private corporation under the laws of the State of California:

ARTICLE FIRST:    The name of said corporation shall be:

AMERICAN SHARED HOSPITAL SERVICES

ARTICLE SECOND;     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE THIRD:     The name and address in this state of the corporation’s initial agent for service of process is:

Ernest A. Bates, M.D.

350 Parnassus, Suite 701

San Francisco, CA 94117

ARTICLE FOURTH:     This corporation is authorized to issue one class or shares, to be designated as “common shares.” The total number of shares which the corporation is authorized to issue is Ten Million (10,000,000) shares.

Dated: September 30, 1983	/s/ Ernest A. Bates, M. D.
Ernest A. Bates, M. D.
Incorporator

I declare that I am the person who executed the above Articles of Incorporation, and such instrument is my act and deed.

/s/ Ernest A. Bates, M. D.
Ernest A. Bates, M.D.

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

Ernest A. Bates, M.D. and Willie R. Barnes certify that:

1.           They are the president and the secretary, respectively, of American Shared Hospital Services, a California corporation.

2.            The Articles of Incorporation of this corporation are amended to include an ARTICLE FIFTH that reads as follows:

“Section 1.     Elimination of Directors’ Liability. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Section 2.     Indemnification of Corporate Agents. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California General Corporation Law) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California General Corporation Law, subject only to the applicable limits set forth in Section 204 of the California General Corporation Law with respect to actions for breach of duty to the corporation and its shareholders.

Section 3.     Insurance from a Subsidiary. This corporation is authorized to purchase and maintain insurance on behalf of its agents against any liability asserted against or incurred by the agent in such capacity or arising out of the agent’s status as such from a company, the shares of which are owned in whole or in part by this corporation, provided that any policy issued by such company is limited to the extent required by applicable law.

Section 4.     Repeal or Modification. Any repeal or modification of the foregoing provisions of this ARTICLE FIFTH by the shareholders of this corporation shall not adversely affect any right or protection of an agent of this corporation existing at the time of that repeal or modification.”

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3.     The foregoing Amendment of Articles of Incorporation was duly approved by the Board of Directors at its meeting held on March 23, 1988, at which a quorum was present and acting throughout.

4.     The foregoing Amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California General Corporation Law, at a meeting held on June 3, 1988. The corporation has no shares of preferred stock outstanding. The total number of shares of Common Stock outstanding at the record date for determining shareholders entitled to vote was 2,124,581. The number of shares of Common Stock voting in favor of the amendment equalled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true of our own knowledge.

Executed at San Francisco, California on August 1, 1938.

/s/ Ernest A. Bates, M.D.
Ernest A. Bates, M.D.
President

/s/ Willie R. Barnes
Willie R. Barnes
Secretary

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